Exhibit 19.1

DENALI THERAPEUTICS INC.

INSIDER TRADING POLICY
and
Guidelines with Respect to Certain Transactions in Securities

(As amended through May 20, 2025)

TABLE OF CONTENTS

Page
INTRODUCTION...........................................................................................................................................	1
Legal prohibitions on insider trading.............................................................................................................	1
Compliance Officers......................................................................................................................................	1
Reporting violations.......................................................................................................................................	1
Personal responsibility..................................................................................................................................	1

PERSONS AND TRANSACTIONS COVERED BY THIS POLICY................................................................	3
Persons covered by this Policy.....................................................................................................................	3
Types of transactions covered by this Policy................................................................................................	3
Responsibilities regarding the nonpublic information of other companies....................................................	3
Applicability of this Policy after your departure.............................................................................................	3
No exceptions based on personal circumstances........................................................................................	3

MATERIAL NONPUBLIC INFORMATION.....................................................................................................	4
“Material” information....................................................................................................................................	4
“Nonpublic” information.................................................................................................................................	5

POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION............................................................	6
Confidentiality of nonpublic information........................................................................................................	6
No trading on material nonpublic information...............................................................................................	6
No disclosing material nonpublic information for the benefit of others.........................................................	6

TRADING BLACKOUT PERIODS................................................................................................................	7
Quarterly blackout periods............................................................................................................................	7
Special blackout periods...............................................................................................................................	7
Regulation BTR blackouts............................................................................................................................	8
No “safe harbors”..........................................................................................................................................	8

PRE-CLEARANCE OF TRADES..................................................................................................................	9

ADDITIONAL RESTRICTIONS AND GUIDANCE........................................................................................	10
Short sales....................................................................................................................................................	10
Derivative securities and hedging transactions.............................................................................................	10
Using Company securities as collateral for loans.........................................................................................	10
Holding Company securities in margin accounts..........................................................................................	10
Placing open orders with brokers..................................................................................................................	11

LIMITED EXCEPTIONS................................................................................................................................	12
Transactions pursuant to a trading plan that complies with SEC rules.........................................................	12
Receipt and vesting of stock options, restricted stock and stock appreciation rights...................................	12
Exercise of stock options for cash.................................................................................................................	12
Employee stock purchase plan.....................................................................................................................	13
Certain 401(k) plan transactions...................................................................................................................	13
Stock splits, stock dividends and similar transactions..................................................................................	13
Change in form of ownership........................................................................................................................	13
Other exceptions...........................................................................................................................................	13

TABLE OF CONTENTS
(Continued)

Page
COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT.............................................	14
Obligations under Section 16........................................................................................................................	14
Notification requirements to facilitate Section 16 reporting...........................................................................	14
Personal responsibility..................................................................................................................................	14

ADDITIONAL INFORMATION.......................................................................................................................	15
Delivery of Policy...........................................................................................................................................	15
Amendments.................................................................................................................................................	15
Current Version of Policy...............................................................................................................................	15

SCHEDULE I Requirements for Trading Plans
ii

INTRODUCTION
Denali Therapeutics Inc. (together with its subsidiaries, the “Company”) opposes the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (this “Policy”).
Legal prohibitions on insider trading
The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.
Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometime referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.
These illegal activities are commonly referred to as “insider trading”. State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.
In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.
Compliance Officers
Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Chief Operating and Financial Officer or Chief People Officer of the Company (each, a “Compliance Officer” and collectively, the “Compliance Officers”). The Compliance Officers are generally responsible for the administration of this Policy. The Compliance Officers may select others to assist with the execution of his or her duties.
Reporting violations
It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to a Compliance Officer at or (650) 866-8547. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible, or otherwise permitted by law. If you wish to remain anonymous, send a letter addressed to a Compliance Officer at Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, CA 94080, or contact the whistleblower hotline, at https://secure.ethicspoint.com or by phone at: (844) 208-2253. If a Compliance Officer is implicated in your report, then you should report it through the whistleblower hotline. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.
Personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

PERSONS AND TRANSACTIONS COVERED BY THIS POLICY
Persons covered by this Policy
This Policy applies to all directors, officers, employees, consultants, contractors and advisors of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees, consultants, contractors and advisors of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control transactions by the fund), except that this Policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g. an investment fund or partnership) if such entity has established its own insider trading policies and procedures in compliance with applicable securities laws. You are responsible for making sure that these other individuals and entities comply with this Policy.
Types of transactions covered by this Policy
Except as discussed in the section entitled “Limited Exceptions”, this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales and other transfers of common stock, options, restricted stock units, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions. This Policy also applies to any disposition in the form of a gift of any securities of the Company and any distribution to holders of interests in an entity if the entity is subject to this Policy. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain decisions with respect to participation in benefit plans, and any offer to engage in the foregoing transactions. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.
Responsibilities regarding the nonpublic information of other companies
This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies.
Applicability of this Policy after your departure
You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.
No exceptions based on personal circumstances
There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

MATERIAL NONPUBLIC INFORMATION
“Material” information
Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.
It is not possible to define all categories of “material” information. However, some examples of information that would often be regarded as material include information with respect to:
•Clinical trial results;
•Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the expectations of the investment community;
•Restatements of financial results, or material impairments, write-offs or restructurings;
•Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
•Business plans or budgets;
•Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
•Impending bankruptcy or financial liquidity problems;
•Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
•Product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;
•Significant developments in research and development or relating to intellectual property;
•Significant legal or regulatory developments, whether actual or threatened;
•Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
•Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the company;
•Major personnel changes, such as changes in senior management or layoffs;
•Significant data breaches or other cybersecurity events;
•Updates regarding any prior material disclosure that has materially changed; and
•The existence of a special blackout period.

If you have any questions as to whether information should be considered “material”, you should consult with a Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.
“Nonpublic” information
Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until the start of the second full trading day after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to a Compliance Officer.
The term “trading day” means a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION
Confidentiality of nonpublic information
The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of other companies should be handled in accordance with the terms of any relevant nondisclosure agreements and regulatory requirements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.
If you receive an inquiry for information from someone outside of the Company, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, or supplier, then you should refer the inquiry to the Chief Operating and Financial Officer or the Company’s Head of Investor Relations. Responding to a request yourself may violate this Policy and, in some circumstances, the law.
No trading on material nonpublic information
Except as discussed in the section entitled “Limited Exceptions”, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.
In addition, material nonpublic information about another company that you learn through your service with the Company is subject to these same restrictions around disclosure and trading and you cannot use that information to trade securities. Any such action will be deemed a violation of this Policy.
No disclosing material nonpublic information for the benefit of others
You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.

TRADING BLACKOUT PERIODS
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.
Quarterly blackout periods
Except as discussed in the section entitled “Limited Exceptions”, directors, executive officers and those employees, consultants, contractors and advisors identified by the Company, must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.
Quarterly blackout periods begin on the first calendar day of each fiscal quarter, and, in each case, end at the start of the second full trading day following the date of public disclosure of the financial results for the previous fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
Individuals subject to quarterly blackout periods will be informed by a Compliance Officer that they are listed on the covered persons list maintained by the Compliance Officers (the “Covered Persons List”). From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and a Compliance Officer may update and revise the Covered Persons List as appropriate.
Special blackout periods
From time to time, the Company may also prohibit directors, officers, employees, consultants, contractors and advisors from engaging in transactions involving the Company’s securities when, in the judgment of a Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing material clinical data results or a significant transaction or business development. However, special blackout periods may be declared for any reason.
The Company will notify those persons subject to a special blackout period by providing a notice in writing or via email. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by a Compliance Officer, and should not disclose to others the fact of such suspension of trading.
Regulation BTR blackouts
Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the U.S. Securities and Exchange Commission (the “SEC”) as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR.

The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
No “safe harbors”
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

PRE-CLEARANCE OF TRADES
Except as discussed in the section entitled “Limited Exceptions”, directors, executive officers, and all other employees and agents of Company should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from a Compliance Officer. This is done by submitting a pre-clearance request on the form provided by a Compliance Officer, which is available on the Company’s Explore Intranet, to a Compliance Officer and obtaining the required signature or other written notification from a Compliance Officer or designee (including, for example, an email notification by the Company’s designated stock administration agent) prior to the desired transaction date. A Compliance Officer may not engage in a transaction involving the Company’s securities unless the Chief Executive Officer has pre-cleared the transaction or, in the case the Compliance Officer engaging in the transaction is the Chief Executive Officer, another Compliance Officer has pre-cleared the transaction.
These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Regulation BTR. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy.
A Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.

ADDITIONAL RESTRICTIONS AND GUIDANCE
This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.
Short sales
Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.
Derivative securities and hedging transactions
You are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are also subject to this prohibition; provided, however, as described in the “Limited Exceptions” section of this Policy, you are not prohibited from exercising any stock options issued under any of the Company’s benefit plans or other compensatory arrangements in accordance with the terms of such plans or arrangements.
Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions may subject themselves to an increased risk of violating securities laws.
Using Company securities as collateral for loans
You may not pledge Company securities as collateral for loans. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.
Holding Company securities in margin accounts
You may not hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

Placing open orders with brokers
Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. If you are subject to the blackout window, open orders should be canceled prior to entering a blackout window, as this may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.

LIMITED EXCEPTIONS
The following are certain limited exceptions to the quarterly and special blackout period restrictions and pre-clearance requirements imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times.
Transactions pursuant to a trading plan that complies with SEC rules
The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information.
Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1, (ii) complies with the “Requirements for Trading Plans” set forth in Schedule I and (iii) is approved by a Compliance Officer (or, if the plan is being adopted by a Compliance Officer, by the other Compliance Officer), are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy. In approving a trading plan, a Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1.
The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your legal advisor if you intend to adopt a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the trading plan complies with this Policy.
Trading plans must be filed with a Compliance Officer and must be accompanied with an executed certificate stating that the trading plan complies with Rule 10b5-1. The Company may publicly disclose information regarding trading plans that you may enter.
Receipt and vesting of stock options, restricted stock units, and restricted stock
The restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock units, restricted stock or other equity compensation awards issued or offered by the Company. The restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock or other equity compensation awards from the Company in accordance with applicable plans and agreements.
Exercise of stock options for cash and tax withholding requirements
The restrictions under this Policy do not apply to the exercise of stock options where the purchase price of such stock options is paid in cash and there is no other associated market activity.

the restrictions under this Policy do not apply to net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (x) as required by either the Company’s Board of Directors (or a committee thereof) or the award agreement governing such equity award or (y) as the individual elects, if permitted by the Company. so long as that election is irrevocable and made in writing at a time when a trading blackout is not in place and the individual is not in possession of material nonpublic information. Likewise, the restrictions under this Policy do not apply to sell to cover transactions where shares are sold on an individual’s behalf upon vesting of equity awards sold in order to satisfy tax withholding requirements, (x) as required by either the Company’s Board of Directors (or a committee thereof) or the award agreement governing such equity award or (y) as the individual elects, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and the individual is not in possession of material nonpublic information; however, this exception does not apply to any other market sale for the purposes of paying required withholdings.
Employee stock purchase plan
The restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan; however, the restrictions do apply to any subsequent sales of any such securities. The restrictions in this Policy also do not apply to participation in the cashless participation program (as defined in the prospectus relating to the employee stock purchase plan) and, notwithstanding the prior sentence, do not apply to any automatic sales of securities triggered by the repayment of a loan (including with respect to related fees) under the cashless participation program.
Certain 401(k) plan transactions
The restrictions in this Policy do not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election. The restrictions do apply, however, to elections you make under the 401(k) plan to (i) increase or decrease the amount of your contributions under the 401(k) plan if such increase or decrease will increase or decrease the amount of your contributions that will be allocated to a Company stock fund, (ii) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (iii) move balances into or out of a Company stock fund, (iv) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (v) pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund.
Stock splits, stock dividends and similar transactions
The restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
Estate planning
The restrictions under this Policy do not apply to transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to a Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities.
Other exceptions
Any other exception from this Policy must be approved by a Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT
Obligations under Section 16
All of the Company’s officers and directors and certain other individuals are required to comply with Section 16 of the Securities Exchange Act of 1934, and related rules and regulations, which set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and (iii) limitations on short sales. The Company has provided, or will provide, memoranda and other materials addressing these matters.
Notification requirements to facilitate Section 16 reporting
To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.
Personal responsibility
The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

ADDITIONAL INFORMATION
Delivery of Policy
This Policy will be delivered to all directors, officers, employees, consultants, contractors and advisors of the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be circulated periodically. Each director, officer, employee, consultant, contractor and advisor of the Company is required to acknowledge that he or she understands, and agrees to comply with, this Policy.
Amendments
We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law.
Current Version of Policy
A copy of the Company’s current policies regarding insider trading may be obtained by contacting a Compliance Officer.
*    *    *
Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will. No employee of the Company has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will. Only the Chief Executive Officer of the Company has the authority to make any such agreement, which must be in writing.
The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

SCHEDULE I
DENALI THERAPEUTICS INC.
REQUIREMENTS FOR TRADING PLANS
Denali recommends its Officers and Directors execute all open market transactions in Denali stock subject to a Rule 10b5-1 trading plan. For transactions under a trading plan to be exempt from (i) the prohibitions in the Company’s Insider Trading Policy (the “Policy”) with respect to transactions made while aware of material nonpublic information and (ii) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the following requirements:
1.The trading plan must be in writing and signed by the person adopting the trading plan. The person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1.
2.The trading plan must be adopted at a time when:
•the person adopting the trading plan is not aware of any material nonpublic information; and
•there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
4.The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
•is not aware of material nonpublic information about the securities or the Company; and
•is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.The first trade under the trading plan for directors and officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934) may not occur until the expiration of a cooling-off period consisting of the later of (i) 90 calendar days after the adoption of the trading plan and (ii) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after the adoption of the trading plan). The first trade under the trading plan for all other persons (other than the Company) may not occur until the expiration of a cooling-off period that is 60 calendar days after the adoption of the trading plan.

7.The trading plan must have a minimum term of one year (starting from date of adoption of the trading plan).
8.Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan (“Modification”). Therefore, a Modification is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein.
9.Within the one year preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or done a Modification to a plan more than once.
10.A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.
11.If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the expiration of 60 calendar days following termination, and then only in accordance with the Policy.
12.The Company must be promptly notified of any Modification or termination of the trading plan and any suspension of trading under the trading plan.
13.The Company must have authority to require the suspension or cancellation of the trading plan at any time.
14.If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
•trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
•the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
•the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
15.All transactions under the trading plan must be in accordance with applicable law.
16.The trading plan (including any Modification) must meet such other requirements as the Compliance Officer may determine.
17.Any trading plans adopted or modified prior to February 27, 2023 (the “Effective Date”) are permitted to continue in place until all trades are executed thereunder or they expire by their terms (“Pre-effective Plans”). If the person undertakes a Modification of a Pre-effective Plan on or after the Effective Date, then the Modification must meet all of the requirements set forth herein.